UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Asure Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

 ASURE SOFTWARE, INC.
 110 Wild Basin Road, Suite 100
 Austin, Texas 78746

NOTICE OF CONSENT SOLICITATION
Dear Stockholder:

We are soliciting your written consent in lieu of holding a special meeting of stockholders to approve an amendment of our Fourth Amended and Restated Certificate of Incorporation, as amended, to increase the total number of our authorized shares of capital stock from 12,500,000 to 26,500,000 and our authorized shares of common stock from 11,000,000 to 25,000,000.

Only stockholders of record at the close of business on March 13, 2017 are entitled to submit written consents. Please sign, date and promptly return the consent included as Annex A to the Consent Solicitation Statement. If your shares are held in a brokerage account in your broker’s name (“street name”), please follow the instructions provided by your broker or nominee to submit a written consent.
Your consent is important. Your written consent must be received by 5:00 p.m., Central Time, on               , April    , 2017. We may extend the deadline in our sole discretion.
By Order of the Board of Directors,

Patrick Goepel
Chief Executive Officer
             , 2017
Austin, Texas

Important Notice Regarding the Availability of Consent Soliciting Materials

This Consent Solicitation Statement is available on-line at http://www.asuresoftware.com/consent-solicitation.

ASURE SOFTWARE, INC.
 110 Wild Basin Road, Suite 100
 Austin, Texas 78746

CONSENT SOLICITATION STATEMENT

The board of directors of Asure Software, Inc. (referred to as “Asure Software,” “we,” “our,” us” or the “company”) is soliciting written consents. This Consent Solicitation Statement summarizes the information you need to know to provide your written consent. We first mailed the consent solicitation materials on or about        ,    2017.

We are soliciting stockholder consents to approve the following proposal:

To amend our Fourth Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), to increase the total number of our authorized shares of capital stock from 12,500,000 to 26,500,000 and our authorized shares of common stock from 11,000,000 to 25,000,000.

We will not hold a special meeting of stockholders to approve the proposal. Under Section 228 of the Delaware General Corporation Law, and in accordance with our Bylaws, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present. Accordingly, approval of the proposal will require the written consent of holders of a majority of the issued and outstanding shares of our common stock. If a sufficient number of consents are received for approval, the proposed amendment to our Restated Certificate of Incorporation will become effective upon the filing of the amendment with the Delaware Secretary of State.

The board of directors unanimously recommends that stockholders consent to the proposal to amend our Restated Certificate of Incorporation.

The Solicitation

Only holders of record of Asure Software common stock at the close of business on March 13, 2017 are entitled to give consents.  On March 13, 2017, 8,630,023 shares of common stock were outstanding and eligible to consent. On March 13, 2017, our directors and executive officers and their affiliates were entitled to vote 1,849,864 shares in the consent solicitation. This represents 21.4% of the outstanding shares of common stock as of the record date.

To consent to the proposal, you should deliver your signed and dated written consent, a form of which is enclosed with this Consent Solicitation Statement, in the enclosed envelop. You may also register your consent by facsimile, email or the internet by following the instructions on Annex A.

If your shares are held in a brokerage account in your broker’s name (“street name”), you have the right to direct your broker or nominee to consent or withhold consent with regard to the proposed amendment. You should follow the instructions provided by your broker or nominee. You may complete and mail an instruction card to your broker or nominee or, if your broker allows, submit voting instructions to your broker by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed. If you do not provide voting instructions to your broker or nominee, your broker or nominee may not use its discretion to consent or withhold consent with regard to the proposed amendment.

Your written consent must be received by 5:00 p.m. Central Time on          , April    , 2017. We may extend the deadline to receive consents in our sole discretion. The failure to timely deliver a written consent will have the same effect as a vote against the proposal.

You may revoke your written consent at any time prior to the time that we have received a sufficient number of written consents to approve the proposal. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the written consent previously given is no longer effective. The revocation should be sent to us at Asure Software, Inc., 110 Wild Basin Road, Suite 100, Austin, TX 78746.

If your shares are held in street name or you hold shares through a retirement plan or other similar plan, please check your instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your written consent.

The failure to submit a written consent or, if your shares are held in “street name,” to give instructions to your broker or nominee, will have the same effect as voting against the proposal. Abstentions also have the same effect as voting against the proposal.

No appraisal rights are provided under the Delaware General Corporation Law, our Restated Certificate of Incorporation or our Amended and Restated Bylaws with respect to the proposal.
We pay the costs for preparing, printing and mailing the consent soliciting materials. Our officers, directors and other regular employees may, without additional compensation, solicit consents personally or by facsimile, telephone, e-mail or special letter. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the consent soliciting materials to our beneficial owners. We have engaged the firm of Morrow Sodali to assist in soliciting consents for a fee of approximately $10,000 plus disbursements.
Our executive offices are located at 110 Wild Basin Road, Suite 100, Austin, Texas 78746 and our telephone number is (512) 437-2700.
Your consent is important!
Please sign, date and promptly return your written consent form in the enclosed envelope.

PROPOSAL

APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK
Our board of directors has determined that it is advisable to increase the total number of our authorized shares of capital stock from 12,500,000 to 26,500,000 and our authorized shares of common stock from 11,000,000 to 25,000,000 and recommends that our stockholders consent to approving the amendment of our Restated Certificate of Incorporation to increase our authorized share capital. The full text of the proposed Amendment to the Restated Certificate of Incorporation is attached to this consent solicitation statement as Annex B.
Asure Software’s authorized capital stock currently consists of 11,000,000 shares of common stock and 1,500,000 shares of preferred stock. As of March 13, 2017, 8,630,023 shares of our common stock were outstanding and no shares of preferred stock were outstanding.  In addition, as of March 13, 2017, we had an aggregate of 614,000 shares of common stock reserved for issuance upon exercise of outstanding stock options granted under our 2009 Equity Plan, an aggregate of 200,000 shares of common stock reserved for future issuance under our 2009 Equity Plan, and 225,000 shares of our common stock available for future issuance under our employee stock purchase plan, which is subject to stockholder approval. As a result, we currently have only 1,330,977 shares of common stock available for future issuances.
We are focused on growing our customer base as well as adding complimentary products to increase our recurring revenue. Increasing the number of authorized shares will enable us to have sufficient shares for our foreseeable future growth plans, including any potential financings, equity offerings, strategic acquisition opportunities, the continued issuance of equity awards to recruit, retain and motivate key employees without spending a large amount of cash, and for other proper corporate purposes. From time to time, we evaluate and engage in discussions relating to possible opportunities for raising additional capital or entering into other transactions that may involve the issuance of additional shares of common stock.
If the proposal to amend our Restated Certificate of Incorporation is not approved by the requisite consent of stockholders, we expect that we will not be able to fully execute on our growth plans and our business may be harmed.
The increased authorized capital stock will provide the board of directors with the flexibility to approve the issuance of additional shares of common stock, and securities that are convertible or exercisable into shares of common stock, without further vote of the stockholders, except as required under applicable law or the rules of the NASDAQ Stock Market. The number of shares to be issued in any particular transaction and the price and other terms on which such shares will be issued will be determined solely by the board of directors. Under our Restated Certificate of Incorporation, our stockholders do not have preemptive rights with respect to our capital stock. Thus, if we elect to issue additional shares, existing stockholders would not have any preferential rights to purchase any shares and their voting power may be diluted.
The board of directors is not recommending the proposed amendment of our Restated Certificate of Incorporation in response to any specific effort of which the board is aware to obtain control of our company, and the board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure. However, the ability of the board to authorize the issuance of the additional shares of common stock that would be available if the proposed amendment is approved and adopted could have the effect of discouraging or preventing a hostile takeover. Further, the increased authorized capital stock may have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the company’s business.
The approval of the proposal requires the consent of stockholders representing a majority of the outstanding shares of common stock.
If the proposal is approved, the amendment of our Restated Certificate of Incorporation will become effective upon filing a Certificate of Amendment to the Restated Certificate of Incorporation (a copy of which is attached as Annex B) with the Secretary of State of Delaware, which we intend to do promptly after stockholder approval is obtained for the proposal.
The board of directors unanimously recommends that stockholders consent to approval of the amendment of our Restated Certificate of Incorporation.

OWNERSHIP OF ASURE SOFTWARE COMMON STOCK BY DIRECTORS, OFFICERS AND
CERTAIN BENEFICIAL OWNERS

The following table shows the amount of our common stock beneficially owned by (i) each person who is known by us to beneficially own more than five percent of our common stock, (ii) each of our directors and named executive officers, and (iii) all directors and executive officers as a group. Unless otherwise noted, all amounts are as of March 13, 2017.
	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent
Red Oak Partners, LLC	942,970	(3)	10.9%
David Sandberg	966,720	(4)	11.2%
Patrick Goepel	680,097	(5)	7.9%
Adrian Pertierra	22,782	(6)	*
J. Randall Waterfield	149,471	(7)	*
Matthew Behrent	24,524	(8)	*
Brad Wolfe	72,659	(9)	*
Joe Karbowski	51,667	(10)	*

All directors and executive officers as a group (8 persons)(4)(5)(6)(7)(8)(9)(10)	1,967,918		22.8%

* Indicates ownership of less than 1% of the total outstanding shares

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Amounts shown include shares of our common stock issuable upon exercise of certain outstanding options within 60 days after March 13, 2017.

(2)
Except for the percentages of certain persons that are based on presently exercisable options which are indicated in the footnotes to the table, the percentages indicated are based on 8,630,023 shares of our common stock issued and outstanding on March 13, 2017. In the case of persons holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3)
Pursuant to Schedule 13D (Amendment No. 13) filed by Red Oak Partners, LLC with the SEC on December 8, 2016. Includes 333,890 shares held by Red Oak Fund, LP, 190,000 shares held by Red Oak Institutional Founders Long Fund, LP, 146,777 shares held by Red Oak Long Fund, LP, and 272,303 shares held by Pinnacle Opportunities Fund, LP. The funds are each controlled by Red Oak Partners, LLC. The business address is 1969 SW 17th St., Boca Raton, FL 33486.

(4)
Pursuant to Schedule 13D (Amendment No. 13) filed by Red Oak Partners, LLC with the SEC on December 8, 2016. Mr. Sandberg, as the managing member of Red Oak Partners, LLC, may be deemed to beneficially own the 942,970 shares beneficially owned by Red Oak Partners, LLC. Mr. Sandberg directly owns 20,415 shares and 3,335 shares issuable upon exercise of options exercisable within 60 days of March 13, 2017.

(5)	Consists of 660,097 shares held directly by Mr. Goepel and 20,000 shares issuable upon exercise of options exercisable within 60 days of March 13, 2017.

(6)	Consists of 19,447 shares held directly by Mr. Pertierra and 3,335 shares issuable upon exercise of options exercisable within 60 days of March 13, 2017.

(7)	Consists of 146,136 shares held directly by Mr. Waterfield and 3,335 shares issuable upon exercise of options exercisable within 60 days of March 13, 2017.

(8)	Consists of 21,189 shares held directly by Mr. Behrent and 3,335 shares issuable upon exercise of options exercisable within 60 days of March 13, 2017.

(9)	Consists of 28,905 shares held directly by Mr. Wolfe and 40,420 shares issuable upon exercise of options exercisable within 60 days of March 13, 2017.
(10)	Consists of 10,000 shares held directly by Mr. Karbowski and 35,000 shares issuable upon exercise of options exercisable within 60 days of March 13, 2017.

OTHER MATTERS

Future Stockholder Proposals
A stockholder seeking to include a proposal in our proxy statement and form of proxy card for the 2017 Annual Meeting was required to submit such proposal to us by January 5, 2017.  Shareholder proposals for inclusion in our proxy statement must comply with SEC Rule 14a-8 and should be addressed to Brad Wolfe, Corporate Secretary, Asure Software, Inc., 110 Wild Basin Road, Suite 100, Austin, Texas 78746. If the date of the 2017 Annual Meeting is changed by more than 30 days from the date of the 2016 Annual Meeting, then the deadline for inclusion of proposals in our proxy statement is a reasonable time before we begin to print and mail our proxy materials.

A stockholder may also nominate a director or bring other business before the stockholders at the 2017 Annual Meeting but must comply with the advance notice procedures in our Amended and Restated Bylaws, as amended.  In general, the Amended and Restated Bylaws, as amended, require written notice of any stockholder proposals for other business or director nominations to be delivered or mailed to and received by the Corporate Secretary at our principal executive offices between March 10, 2017 and April 8, 2017 and the written notice must contain the specific information required in our Amended and Restated Bylaws. If the date of the 2017 Annual Meeting changes by more than 30 days from the anniversary date of the 2016 Annual Meeting, the written notice must be received by us no later than the close of business on the 10th day following the earlier of the date on which we first mail notice of the date of the 2017 Annual Meeting or otherwise make public disclosure of the date. Proposals for director nominees and other business submitted through this process will not be included in our proxy materials sent to stockholders prior to the meeting.

Under our Amended and Restated Bylaws, as amended, the stockholder’s notice of a director nomination must set forth (a) as to each person whom the stockholder proposes to nominate for election as director, all information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, including such person’s written consent to being named as a nominee and to serve as a director if elected; (b) as to the stockholder giving notice, the name and address of the person as they appear on our  books and the class and number of shares beneficially owned and owned of record by the person; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the person and the class and number of share beneficially owned by the person.

Under our Amended and Restated Bylaws, as amended, the stockholder’s notice of a proposal for other business must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing the business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of shares of our common stock that are owned beneficially and of record by the stockholder and by the beneficial owner, if any, on whose behalf the proposal is being made; and (iv) any material interest of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.

The above summary of our Bylaws is qualified in its entirety by reference to the full text of our Amended and Restated Bylaws, as amended.

Householding
Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. We will promptly deliver an additional copy of either document to any Stockholder who writes or calls us at the following address or phone number: Investor Relations, Asure Software, Inc., 110 Wild Basin Road, Suite 100, Austin, Texas 78746, (512) 437-2678.  Stockholders may also use the above contact information for requests from (i) individual stockholders in households currently receiving a single copies of annual reports and proxy statements who wish to receive separate copies in the future and (ii) two or more stockholders in households receiving multiple copies of annual reports and proxy statements who wish to receive a single copy of annual reports and proxy statements in the future.

By order of the Board of Directors

Patrick Goepel
Chief Executive Officer
                , 2017

ANNEX A

ASURE SOFTWARE, INC.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your instructions and for electronic delivery of information up until 11:59 p.m. the day before the cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your instructions up until 11:59 p.m. Eastern Time the day before the cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, do Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

E22481-TBD

WRITTEN CONSENT OF STOCKHOLDERS OF
 ASURE SOFTWARE, INC.

This written consent is solicited by the Board of Directors of Asure Software, Inc.

The undersigned stockholder of Asure Software, Inc. (the “Company”) acknowledges receipt of the Notice of Consent Solicitation dated            , 2017 and Consent Solicitation Statement, and hereby consents (by checking the FOR box) or withholds consent (by checking the AGAINST or ABSTAIN box) to the approval of an amendment of our Restated Certificate of Incorporation to increase our authorized shares of capital stock and common stock as follows:

CONSENT (FOR)	CONSENT WITHHELD (AGAINST)	ABSTAIN
☐	☐	☐

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be further amended by deleting Article FOURTH in its entirety and inserting in its place the following:

“FOURTH: The Corporation shall have the authority to issue two (2) classes of shares to be designated, respectively, “ Preferred Stock” and “Common Stock.” All of said shares shall be One Cent ($.01) par value each. The total number of shares of capital stock which the Corporation shall have the authority to issue is Twenty-Six Million Five Hundred Thousand (26,500,000), which shall consist of Twenty-Five Million (25,000,000) shares of Common Stock and One-and-One-Half Million (1,500,000) shares of Preferred Stock.”

By signing and returning this consent, the undersigned stockholder will be deemed to have voted all shares of common stock owned by the undersigned in the manner directed above with respect to the proposed amendment. If the undersigned stockholder signs and returns this consent but does not check a box, the undersigned will be deemed to have consented FOR approval of the proposed amendment.

Please execute this consent as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

ANNEX B

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF

ASURE SOFTWARE, INC.

Asure Software, Inc., a corporation duly organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that:

1.          The Board of Directors of the Corporation, pursuant to unanimous written consent, has duly adopted the resolutions setting forth the proposed the amendment of the Fourth Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), of the Corporation:
RESOLVED:  That the Restated Certificate of Incorporation of the Corporation be further amended by deleting Article FOURTH in its entirety and inserting in its place the following:

“FOURTH: The Corporation shall have the authority to issue two (2) classes of shares to be designated, respectively, “Preferred Stock” and “Common Stock.” All of said shares shall be One Cent ($.01) par value each. The total number of shares of capital stock which the Corporation shall have the authority to issue is Twenty-Six Million Five Hundred Thousand (26,500,000), which shall consist of Twenty-Five Million (25,000,000) shares of Common Stock and One-and-One-Half Million (1,500,000) shares of Preferred Stock.”

2.          The stockholders of the Corporation, by written consent of the holders of a majority of the outstanding shares of common stock, have approved this amendment to the Restated Certificate of Incorporation in accordance with Section 228 of the Delaware General Corporation Law.

3.          The amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Asure Software, Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on ______, 2017.

Asure Software, Inc.

By:
Name: Patrick Goepel
Title: Chief Executive Officer